Exhibit 13 (b) (3) (e)

                       Purchase and Sale Agreement

     This Purchase and Sale Agreement (the "Agreement") is entered into this 18th day of November 1997 by and between SDC International, Inc., a Delaware corporation, with its principal office located at 1530 North Lake Way, Palm Beach, FL 33480 (,,Buyer"), and Motokov International, Joint Stock Company with its registered office in Prague 4, Na Strzi 63, The Czech Republic, inscribed in the Companies Register of the Regional Commercial Court in Prague, Volume B. Inset 116 ("Seller").

RECITALS

     A. Seller owns 2, 114 shares in "Bearer" name, which are all of the issued and outstanding shares of SKOBOL Joint Stock Company, Calle Potosi 862,
P. O. BOX 2479,
La Paz, Bolivia ("the Company").

     B. Seller desires to sell and Buyer desires to purchase all of the shares of the shares of stock of the Company for the mutual consideration and upon the terms and conditions set forth in this Agreement.

     NOW, THEREFOR, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

     I.     Purchase and Sale of Shares

     1. 1.   Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the others, at the Closing ( as such term is hereinafter defined) Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the shares of stock of the Company.

     1. 2.    Purchase Price. Payment. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for 100% of the shares of stock of the Company, Buyer shall pay to Seller the sum of USD 78,000.00. Buyer agrees that, on the Closing Date, the sum of USD 78,000.00 shall be credited to Seller's account # 01-01505030/0300 in Ceskoslovenska Obchodni Banka Praha.

     1. 3.   Closing. The Closing of the purchase and sale of the shares as provided herein ( the "Closing") will be at the offices ofthe Seller, at 10:00
a. m., local time, on a date selected by Buyer on or before November 30, 1997, or at such other place or at such other date and time as Buyer and Seller may mutually agree. Such date and time of Closing isherein referred to as the "Closing Date".

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     2.     Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that to the best of his knowledge:

     2. 1.   Existence. Good standing. Corporate. Authority. Compliance with
Law. The company is duly established, validly existing and in good standing under the laws of Bolivia, and is inscribed in the General Directory of the Register of Trade Joint Stock Companies under the Register Number 07-002991, approved by the Administrative Resolution No. 189/79 of May 20, 1979, with the social capital of 114,000 Bolivian Pesos of paid capital and authorized capital of 3,171,000 Bolivian Pesos. The Company has all requisite corporate power and authority to own its property and carry on its business as now conducted. The Company is not in default with respect to any court, governmental authority or arbitration board or tribunal to which the Company is a party or its subject, and the Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. The Company has obtained all licenses, permits and other authorizations and has taken all action required by any applicable laws or governmental regulations in connection with its businesses as now conducted.

     2. 2.   Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transferor other similar laws relating to the enforcement of creditors right generally and general equitable principles. The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transaction contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filling or registration with any governmental or regulatory authority or any third party,
(ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, to result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance (collectively, "Encumbrances") upon any part of the property of the Company pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien or other agreement or instrument to which the Seller or the Company is a party or by which either of them is bound. or (iii) violate or conflict with any provision of the agreements, bylaws or articles of incorporation of the Company, as amended to the date of this Agreement.

     2. 3.   Records. Seller has delivered or made available, or will deliver and make available on or before Closing, to Buyer and its counsel true and complete copies of the articles of corporation, bylaws, minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders without a meeting and other organizational documents of the Company and such documents are in full force and effect at the date of this Agreement.

     2. 4.    Financial Records. Seller has furnished to Buyer true and
accurate financial records, including its inventory and financial statement of the Company as of August 31, 1997, which are attached hereto and made part here of as Exhibit "A" and Exhibit "B".

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     2. 5.    Absence of Certain Changes or Events Since the Date of the
Financial Records. Since the date of the financial records, the Company has not:
     (a) incurred any obligation or liability ( fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby.

     (b) mortgaged, pledged or subjected to any Encumbrance any of their assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment).

     (c) transferred, leased or otherwise disposed of any of their assets or properties except for fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties.

     (d) canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice,

     (e)  waived or released any rights of material value,

     (f) transferred or granted any rights under any leases, licenses, agreements, patents, trademarks, trade names, service marks or copyrights,

     (g) made or granted any wage or salary increase applicable to any group classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee,

     (h) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect their ability to conduct business, or

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     (i)  declared any dividends or bonuses or authorized or affected any amendment or restatement of its articles of incorporation or bylaws or taken any steps looking to dissolution or liquidation.

     2. 6.     Title to Propertv. Encumbrances. The Company has good, valid and marketable title to all of its assets which are free and clear of all encumbrances.

     2. 7.     Employees. Emplovrnent Arrangements.

     (a) The Company is not presently subject to any collective bargaining agreement nor are there any known union organizing efforts underway nor are there any claims or actions pending before the National Labor Relations Board. The Company has not encountered any actual or threatened employee strike, work stoppage, slowdown or lockout, or had any material adverse change in its relations with employees, agents, customers or suppliers for the three years prior to the date of this Agreement .

     (b) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or current or former officer or director of the Company to severance pay, unemployment, compensation or any other payment except as expressly provided in this Agreement, or (ii) accelerate the time or payment of vesting or increase the amount of compensation due any such employee, officer or director.

     2.8. No Breach or Default. As would be related to the shares acquired hereunder, the Company is not in default under any contract to which it is party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. Seller has no reason to believe that the parties to such contracts will not fulfill their obligations under any such contracts in all material respects or are threatened with insolvency.

     2. 9.     Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, agents or agitates involving, affecting or relating to any acquired assets of the Company or the transactions contemplated by this Agreement, nor does there are any facts which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation, except for a lawsuit related to collection of amounts due to Company, where such said amount of liability by the Company to be no greater than USD 30,000..00 Neither the Company nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, which adversely affects or might reasonably be expected to adversely affect its respective assets, properties, business operation, prospects, not income or financial condition or which would or might reasonably by expected to interfere with the transactions contemplated by this Agreement.

     2. 10.      Guarantee and Warranty of Liabilities of Company. guarantees and warrants to Buyer that except for payables mentioned in clause 4.10 the liabilities of the Company, do not exceed USD 97,000.00 which is the amount of the Company's tax liability of USD 67,000.00 and the amount of the contingent liability of collection suit in the amount of USD 30,000.00. Seller hereby agrees to indemnify and hold harmless Buyer from any and all other liabilities, including product liabilities, exceeding USD 97,000 for a period of ten years, and shall immediately and without delay pay to Buyer the amount of any such liabilities above said USD 97,000.00.

     2.11. Affiliate Contracts. "Affiliate", for the purposes of this Agreement, shall mean any corporation or organization of which a Seller is a partner or of which a Seller is directly or indirectly the beneficial owner of five percent (5%) or more of any class of equity securities, a trust or other estate in which Seller serves as grantor, trustee or in a similar fiduciary capacity.

     2. 12.     Management Emplovment.  Seller agrees that for a period of three years from Closing Date, Seller, its subsidiaries or affiliates, will not employ Mr. Josef Koci in any manner whatsoever.

     2.13. No misrepresentation or Omission. No representation or warranty by Seller in this Section 2 or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact or intentionally omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading or will intentionally omit to state a material fact necessary in order to provide Buyer with accurate information as to the Company.

     2.14. Survival of Representations and Warranties. All representations and warranties by Seller in this Section 2 or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by Sellers pursuant hereto, shall survive delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder, provided, however, that no claim based on any breach of any such warranty or any misrepresentation may be may be made by Buyer unless written notice with respect thereto is given on or before the fifth anniversary of the Closing Date.

     3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     3.1. Existence. Good Standing . Corporate Authority. Compliance with Law. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it herein or in which the transaction of its business makes such qualification necessary. Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Buyer is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject, and the Buyer is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Buyer has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

     3. 2     Authorization. Validity and Effect of Agreements. The execution and delivery of this Agreement and all Agreements and documents contemplated hereby by Buyer, and the consummation by it of the transaction contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, or other similar laws relating to the enforcement of creditors rights generally and generally and general equitable principles. The execution and delivery of this Agreement by Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of , or declaration, filing or registration with, any governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate ( whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, or
(iii) violate or conflict with any provision of the bylaws or articles of incorporation of Buyer as amended to the date of this Agreement.

     3. 3.     Survival of Representations and Warranties. All representations and warranties by Buyer in this Section 3 or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by Buyer pursuant hereto, shall survive delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be it hereunder and delivery by Seller of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder, provided, however, that no claim based on any breach of any such warranty or any misrepresentation may be made by Seller unless written notice with respect thereto is given on or before the fifth anniversary of the Closing Date.

     4.         Other Covenants and Agreements.

     4.1. Indemnification. If the transaction contemplated hereby is consummated, Seller agrees to indemnify, defend and hold harmless Buyer against and in respect of any and all claims, demands, losses, consequential damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys ' fees ( collectively, "Damages") that Buyer shall incur or suffer, which arise, result from or relate to, directly, in whole or in part,

          a) any inaccuracy, intentional misrepresentation or breach of any of the representations, warranties or agreements made herein by Seller or from any intentional misrepresentation in or omission from any instrument furnished or to be furnished hereunder to Buyer

          b) any and all actions, suits, proceedings, claims demands, assessments, judgments, attorneys fees, fines, costs and legal and other expenses, incident to any of the foregoing or the enforcement by any such means of a valid right of indemnity pursuant hereto.

     If any claim for indemnification hereunder involves a third party claim, then Seller shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and trough council of its choice, to litigate, defend, settle or otherwise attempt to resolve such claim, except that the Buyer may elect, at any time and at Buyer's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such claim. If Buyer so selects (for reasons other than Seller's failure of refusal to provide a defense to such claim), then Seller shall have no obligation to indemnify Buyer with respect to such claim, but such disposition will be without prejudice to any other right Buyer may have to indemnification under this Section 4, regardless of the outcome of such claim. If Seller fails to refuse to provide a defense to a claim and Buyer has not elected to litigate, defend, settle or otherwise attempt to resolve such claim, then Buyer may defend against, settle or otherwise deal as to such matter in the manner it deems appropriate and Seller shall be liable for indemnification with respect to such matter, including without limitations, the cost of such defense, to the extent provided in this Agreement. In any event, Buyer and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

     4.2. Remedies Cumulative. The remedies provided in this Section 4 shall be cumulative and shall not preclude the assertion by Buyer or any person who controls Buyer of any other rights or the seeking of any other remedies against Seller. Any recovery under this Section 4 shall not be limited in any way to the amount of the total consideration paid for the acquired assets of the Company.

     4.3.       Conduct the Business

(a) Affirmative Covenants. On and after the date of this Agreement and until the Closing Date or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 6 hereof (the "Termination Date"), Seller shall cause the Company to:

     (i) conduct operations according to its ordinary and usual course of business consistent with past practice, and (ii) use its best efforts to preserve intact its business organization and goodwill, to keep available the services of its officers..

     (ii) use its best efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and directors, and to maintain satisfactory relationships with suppliers, distributors, licensers, licensees, customers, employees and others having business relationships with it.

(b) Negative Covenants. Without limiting the generality of the foregoing, and except for actions to be taken in connection with any of the transactions contemplated by this Agreement, without the prior written consent of Buyer, Seller shall cause the Company not to, on or after the date of this Agreement and until the earlier of the Closing Date or the Termination Date:

      (i) merge with, consolidate with, sell its assets to or acquire substantially all the assets or capital stock of, any other corporation or person, or enter into any other transaction not in the ordinary and usual course of its business.

      (ii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, if said indebtedness would encumber acquired assets in any way

      (iii) amend its articles of incorporation or bylaws, as amended to the date of this Agreement, except as may be necessary to carry out this Agreement or as required by Law.

      (iv) enter into any agreement or make any undertaking which could be violated, or create obligations which could be accelerated, as a result of changes or developments or the absence of any changes or developments, in the acquired assets.

     (v) make any material changes in its management employment arrangements.

     4.4. Access to Information and Customers. Seller shall cause the Company to, (i) afford to Buyer and to its officers, employees, accountants, counsel and other authorized representatives reasonable access, throughout the period prior to the earlier of the Closing Date, or the Termination Date, to the Company's properties, books and records. (ii) furnish to Buyer and to its authorized representatives such additional financial and operating data and other information as to the Company's respective business and properties as Buyer or its authorized representatives may from to the time reasonably request. and (iii) afford Buyer and its representatives reasonable access, throughout the period prior to the earlier of the Closing Date or the Termination Date, to the Company's present and potential customers, and Buyer and its authorized representatives shall have the right to contact such customers and conduct such due diligence investigation relating to customer relations as Buyer deems reasonably necessary or appropriate.

     4.5. Fees and Expenses. Except as otherwise specifically provided herein, Buyer and Seller shall each pay their respective fees and expenses including taxes, applicable, incurred in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to, attorneys' and accountants fees incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction provided.

     4. 6.     Brokerage Commission. Seller hereby represents and warrants to
Buyer, that he or it has not incurred any obligation or liability, contingent or otherwise, to any third party for brokerage or agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby.

     4.7. Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller of, (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any material failure of Seller or of Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

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     4.8.     Best Efforts. Seller agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Additionally Seller agrees to assist for period of one year from the Closing Date, without compensation, to resolve any claims or any issues conceived prior Closing Date.

     4.9. Execution of Additional Documents. Each party hereto will at any time, and from time to after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver all such further documents and instruments, and take all such further action, as may be required to carry out the intent of this Agreement, and to transfer and vest title to the acquired assets of the Company being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the acquired assets of the Company sold and conveyed pursuant to this Agreement, provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

     4.10.     Outstanding Company's Payables

     (a) In the event that Company shall be liable to pay and will make a payment in whole or in part of the outstanding payables of USD 88.711,66 resulting from the former business relations between Company and Motokov a.s., Na Strzi 63, 140 62 Prague 4, Czech Republic ("Motokov") as a part of experimental business relations with the state enterprise Zetor, the Seller hereby agrees to indemnify and hold harmless Buyer from any and all liabilities resulting from such obligation and shall immediately and without delay pay to Buyer the amounts paid by the Company to Motokov.

      (b) In the event that the Company shall be liable to pay and will make a payment in whole or in part of the outstanding payables of USD 95.439,69 according invoices No. 79-05499/04, issued under order 3250/80, and No. 79-00433/04, issued under order 3253/81, resulting from the former business relations between Company and Motokov, the Seller hereby agrees to indemnify and hold harmless Buyer from any and all liabilities resulting from such obligation and shall immediately and without delay pay to Buyer the amount paid by the Company to Motokov

     5. Conditions of Closing.

     5. 1.     Buyer's Conditions of Closing. The obligation of Buyer to
purchase and pay for the acquired shares of the Company shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

     (a) All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date and Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement.

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     (b)  There shall have been no materials adverse change in the financial condition, business or affairs of the Company, and the Company shall have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business.

     (c) Any approvals and consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

     (d) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     (e) As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court competent jurisdiction directing that the transactions provided for herein or any ofthem not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

     5. 2.      Seller s Conditions of Closing . The obligation of Seller to sell the shares of the Company shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

     (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be per formed or satisfied by the Closing Date pursuant to the terms of this Agreement.

     (b) Buyer shall have effected payment of the Purchase Price in the manner set forth in Section 1.2 hereof

     (c) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

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     (d)  As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

     6.         Termination and Abandonment.

     6. 1.     Reasons for Termination. Anything herein or elsewhere to the contrary not with standing, this Agreement may be terminated and abandoned at any time after the date of this Agreement but not later than the Closing:

     (a)  by the mutual consent of Seller and Buyer, or

     (b) by Buyer on the Closing Date if, by that date, the conditions set forth in Section 5.1 of this Agreement shall not have been fulfilled or waived, or

     (c) by Seller on the Closing Date if, by that date, the conditions set forth in Section 5.2 of this Agreement shall not have been fulfilled or waived, or

     (d) by Buyer at any time if there has been a material adverse change in the business, financial condition, or results of operations of the Product Trading Division of the Company, or

     (e) by Buyer or by Seller at any time if there has been a material breach of any representation or warranty made by the other party herein or in any certificate or other document delivered pursuant hereto or if there has been any failure by the other party to perform in all material respects all obligations or to comply with all covenants on its part to be performed hereunder.

     6.2. Procedure Upon and Effect of Termination. In the event of any termination and abandonment pursuant to Section 6.1 of this Agreement, written notice thereof shall forthwith be given to the other party and the transaction s contemplated by this Agreement shall thereupon be terminated and abandoned, without further action by Buyer or Seller (except for the provisions of Section 4.8 ), and there shall be no liability on the part of any of Seller or Buyer or their respective officers, directors or shareholders, except for the provisions of Section 4. 8 hereof or except for the material breach of any representation, warranty or covenant contained herein that is within the control of the party in breach.

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     7.         Miscellaneous.
     7. 1.     Notice. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or delivered by telex or telecopy with electronic confirmation, when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

     If to Buyer:  SDC International, Inc.
                   1530 North Lake Way
                   Palm Beach, FL 33480

     If to Seller: Motokov International, a. s.
                   Na Strzi 63, Prague 4
                   Czech Republic

(or to such other address as either party shall specify by written notice so given).

     7. 2.     Binding Effect. Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, personal representatives and permitted assigns. Not with standing anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, personal representatives and permitted assign any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7. 3.     Entire Agreement . Modification. This Agreement, together with the Exhibits and other documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. Except as specifically included or referred to herein, this Agreement and the Exhibits and other documents contemplated hereby supersede all understandings and negotiations concerning the matters specified herein. No addition to or modification of any provision of this Agreements shall be binding upon either party unless made in writing and signed by both parties.

     7.4. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Czech Republic ( exclusive of the conflict of law provisions thereof).

     7.5. Arbitration. Any dispute in connection with this Agreement including disputes regarding breach of covenants, termination or invalidity shall be settled amicably and in friendly way by mutual negotiations. If it fails, the disputes shall be finally settled by the International Arbitral Centre of the Austrian Federal Economic Chamber in Viena (Internationales Schiedsgerich' der Bundeskammer der gewerblichen Wirtschaft, 1045 Mien, Wiedner Hauptstrasse 63, PF 190) in accordance with its Rules of Arbitration. The arbitral tribunal shall be composed of three members. The arbitration proceedings shall be conducted in English language. All fee and cost relating to the Arbitration and its enforcement shall be borne by the loosing party. The parties to the Agreement are obliged to acknowledge and execute the judgment promptly.

     7. 6.     Survival. All of the terms, conditions, warranties and
representations contained in this Agreement shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof and the Closing hereunder.

     7. 7.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the some instrument.

     7. 8.     Headings. Headings of the Section of this Agreement are for the convenience of the party only, and shall be given no substantive or interpretive effect what so ever.

     7. 9.     Waivers. Any party hereto may, by written notice to the other parties hereto, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement. (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement. (iii) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, or (iv) waive performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the some or any other provision hereunder.

     7. 10.     Merge of Documents. This Agreement and all agreements and
documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

     7.11. Incorporation of Exhibits. All Exhibits attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth.

     7.12 Severability. If for any reason what so ever, any one or more of the provision of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

     7.13. Assignability. Purchaser shall have the right to assign its rights and delegate its obligations as Buyer under this Agreement, but upon such assignment or delegation, Purchaser shall remain fully and completely responsible for its obligations and duties under this Agreement.

     7. 14.     Drafting. The parties hereto stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor either party against the other.

     7. 15.     References. The use of the words "hereof" "herein",
"hereunder", and words of similar import shall refer to this entire Agreement, and not to any particular section, subsection, clause, or paragraph of this Agreement, unless the contact clearly indicates otherwise.

Agreed to upon the first date written above:

SELLER: Motokov International, a. s.

        By: /s/Rene KrausBY:/s/Ing Jiri Lupinek
        Dr. Rene Kraus, its General ManagerIng Jiri Lupinek

BUYER:  SDC International, Inc.

        /s/Milota K. Srkal
        Milota K. Srkal, its Executive Vice President